EXHIBIT 99.1

CB Financial Services, Inc. Announces Third Quarter 2016 Results

CARMICHAELS, Pa., Oct. 28, 2016 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced net income of $1.6 million for the three months ended September 30, 2016 compared to $2.1 million for the three months ended September 30, 2015, a decrease of $553,000, or 26.0%. Earnings per share (basic and diluted) decreased $0.14, or 26.4%, to $0.38 for the three months ended September 30, 2016 compared to $0.52 for the three months ended September 30, 2015. Net income decreased $1.1 million, or 16.6%, to $5.6 million for the nine months ended September 30, 2016 compared to $6.7 million for the nine months ended September 30, 2015. Earnings per share (basic and diluted) decreased $0.28, or 16.9%, to $1.36 for the nine months ended September 30, 2016 compared to $1.64 for the nine months ended September 30, 2015. The quarterly and year-to-date results were mainly impacted by decreases of $850,000 and $1.6 million in pre-tax income, respectively. This was primarily related to a decrease in net interest income and increases in provision for loan losses and non-interest expense.

“We are pleased to report on our third quarter and YTD performance.  The third quarter was somewhat weaker than prior quarters, due to the continuing impact of the soft local economy,” said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer. “While loan demand and production is picking up, our loans outstanding have not recovered completely from an earlier rash of payoffs and depressed production.  This erosion in earning assets has decreased our net interest income.  Noninterest income has held up despite a decline in the contingency income often enjoyed by our insurance subsidiary, Exchange Underwriters.  This contingency income is similar to a profit sharing arrangement with insurers and is determined by recent loss experiences incurred by our insureds.  Noninterest income has been supported by the success we have enjoyed producing and selling residential mortgages.  Noninterest expense was up moderately in the third quarter, impacted by our decision to accelerate depreciation on an existing leased facility as we prepare to exit the lease and move into our new operations center that we are building.  Despite the soft quarter, our YTD ROA stands at 0.89% and our YTD ROE is 8.33%.  The local economy is steadily improving as natural gas prices pick up in response to growing demand.  We are implementing plans to expand our ability to grow loans in the vibrant northern Pittsburgh metro area, which enjoys growth from a variety of sources, including the recently announced plans to build the Shell “Cracker” Plant in Beaver County.  While it takes time to organically build our loan portfolio in current circumstances, we are confident that we will end the year in good shape and will have plenty of opportunity in the year ahead.”

STATEMENT OF INCOME REVIEW

Third Quarter Results

Net Interest Income.  Net interest income decreased $311,000, or 4.3%, to $7.0 million for the three months ended September 30, 2016 compared to $7.3 million for the three months ended September 30, 2015.

Interest and dividend income decreased $262,000, or 3.3%, to $7.7 million for the three months ended September 30, 2016 compared to $7.9 million for the three months ended September 30, 2015. Interest income on loans decreased $297,000 despite an increase in average loans outstanding of $9.4 million for the three months ended September 30, 2016 compared to the three months ended September 30, 2015. The increase in average loans was due to loan originations within the indirect and commercial loan portfolios, partially offset by decreases in installment and mortgage loans mainly due to loan payoffs. Even with the increase in average loans, there was a decrease of 23 basis points in yield on the loan portfolio. This is the direct result of a historically low interest rate environment that drives an extremely competitive interest rate market. Attributing to the yield decline this quarter was the accretion on the acquired loan portfolio credit mark. The impact as of the three months ended September 30, 2016 was 5 basis points compared to 22 basis points for the three months ended September 30, 2015. The remaining credit mark balance for acquired loans was $2.2 million as of September 30, 2016.  Interest income on securities exempt from federal tax decreased $17,000 due to deploying proceeds from security calls and maturities into purchasing securities exempt from federal tax and satisfying liquidity needs in the current period. There was a decrease of $3.4 million in the average balance on securities exempt from federal tax, yet there was an increase of 7 basis points in yield as a result of purchasing securities with slightly higher yields. Despite a decrease of $3.7 million in the average balance, interest income on taxable securities increased $50,000 due to an increase of 51 basis points in yield from new purchases and from higher yields on the remaining securities in the portfolio. In addition, calls on discounted agency securities resulted in accelerated discount accretion recognition into income in the current period.

Interest expense increased $49,000, or 7.4%, to $708,000 for the three months ended September 30, 2016 compared to $659,000 for the three months ended September 30, 2015. Interest expense on other borrowed funds increased $63,000 primarily due to an increase in long-term borrowings resulting from the Bank laddering $13.0 million of FHLB borrowings in late 2015 to mitigate the Company’s interest rate risk in the event of rising interest rates. Interest expense on deposits decreased $20,000 due to a decrease in average interest-bearing deposits of $19.6 million primarily due to time deposit and money market accounts rate shopping in the current low interest rate market. Even though there were decreases in the average deposit balances, the average cost of interest-bearing deposits increased 1 basis point collectively. This was primarily related to the Bank’s recently announced promotional deposit program, the Chairman’s Challenge, which mainly increased new growth and retained maturing certificates of deposit by 6 basis points to the promotional rate of 1.25% for a 25-month certificate of deposit.

Provision for Loan Losses.  The provision for loan losses was $450,000 for the three months ended September 30, 2016 compared to $300,000 for the three months ended September 30, 2015. Net charge-offs for the three months ended September 30, 2016 were $175,000, which included $166,000 of charge-offs on automobile loans, compared to $98,000 of net charge-offs for the three months ended September 30, 2015. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. It was determined that an increase in the current quarter provision was necessary for the three months ended September 30, 2016 compared to the three months ended September 30, 2015. This was due to an increase of $6.3 million in special mention loans for the above mentioned time period. Loan growth of $3.3 million in indirect auto loans and the $80,000 increase in quarterly auto loan net charge-offs as compared to the prior quarter were the contributing factors in recording the additional provision.

Noninterest Income.  Noninterest income decreased $84,000, or 4.4% to $1.8 million for the three months ended September 30, 2016 compared to $1.9 million for the three months ended September 30, 2015, primarily due to a decrease of $96,000 in insurance commissions from Exchange Underwriters due to a decline in commercial commission and fee income received in the current period. Other commissions decreased $30,000 due to the prior period recognition of a state mutual thrift tax refund from the merger with FedFirst Financial Corporation (the “merger”). Other miscellaneous income decreased $15,000 primarily due to a rise in amortization on mortgage servicing rights related to loans sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Service fees on deposit accounts decreased $13,000 primarily due to a decrease in check card fees from deposit accounts compared to the prior period.  There was an increase in the net gains on the sales of residential mortgage loans of $44,000. The increase in gains was primarily due to an increase in the number of loans originated and subsequently sold to the FHLB as part of the MPF® program. In addition, net gains on the sales of investments increased $22,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger.

Noninterest Expense.  Noninterest expense increased $305,000, or 5.2%, to $6.2 million for the three months ended September 30, 2016 compared to $5.9 million for the three months ended September 30, 2015. Salaries and employee benefits increased $160,000 primarily due to additional employees, normal salary increases and employee stock options and restricted stock awards expense. This increase was partially offset by decreases in retirement and incentive compensation. Occupancy and equipment increased $116,000 and $52,000, respectively, primarily due to accelerated depreciation taken on leasehold improvements in the Bank’s current operation center that will not transfer over to the new Ralph J. Sommers Jr. Operations Center (“Operations Center”) currently under construction for the Bank. Other increases for occupancy were related to repairs and maintenance, real estate taxes and property insurance. Equipment expense increases were mainly due to maintenance contracts from our core processing vendor and final copier/printer invoices from a discontinued contract. Other noninterest expense increased $54,000 primarily due to current period expenses related to non-employee stock options and restricted stock awards, and an increase in telephone expense. Legal and professional fees increased $22,000 mainly due to legal fees associated with problem loan relationships, partially offset by decreases in consultation and audit fees. Advertising decreased $44,000 related to the termination of a cooperative marketing agreement at Exchange Underwriters, partially offset by advertising initiatives to promote the Bank. Other real estate owned expense decreased $28,000 primarily due to income from the sales of other real estate owned properties in the current period. PA shares tax, which is calculated based on the Bank’s stockholders’ equity, decreased $27,000 due to the reversal of an anticipated rate increase by the Commonwealth of Pennsylvania. As of July 1, 2016, the PA shares tax rate of 0.95% has been ratified by the state legislature, becoming effective for tax years starting January 1, 2017.

Income Tax Expense.  Income taxes decreased $297,000 to $607,000 for the three months ended September 30, 2016 compared to $904,000 for the three months ended September 30, 2015. The effective tax rate for the three months ended September 30, 2016 was 27.8% compared to 29.8% for the three months ended September 30, 2015. The decrease in income taxes was due to a decrease of $850,000 in pre-tax income. The decrease in the effective tax rate was related to the decrease in tax exempt income not being proportionate to the decline in pre-tax income in the current period.

Year-to-Date Results

Net Interest Income.  Net interest income decreased $368,000, or 1.7%, to $21.6 million for the nine months ended September 30, 2016 compared to $22.0 million for the nine months ended September 30, 2015.

Interest and dividend income decreased $304,000, or 1.3%, to $23.8 million for the nine months ended September 30, 2016 compared to $24.1 million for the nine months ended September 30, 2015. Interest income on loans decreased $343,000 despite an increase in average loans outstanding of $795,000. The slight increase in average loans was due to loan originations within the indirect and commercial loan portfolios, partially offset by decreases in installment and mortgage loans mainly due to loan payoffs. Even with the increase in average loans, there was a decrease of 8 basis points in yield on the loan portfolio. This is the direct result of a historically low interest rate environment that drives an extremely competitive interest rate market. Attributing to the yield decline was the accretion on the acquired loan portfolio credit mark. The impact as of the nine months ended September 30, 2016 was 17 basis points and remained constant at 17 basis points for the nine months ended September 30, 2015. Other interest and dividend income decreased $118,000 primarily due to a decrease in FHLB stock dividends which included the payment of a special dividend in the first quarter of 2015 of $56,000. As a result of receiving no special dividend in the current period and a decrease in short-term borrowings compared to the prior period, the Bank was required to hold less FHLB stock. Interest income on securities exempt from federal tax decreased $61,000 due to deploying proceeds from security calls and maturities into loan funding, purchasing securities exempt from federal tax and satisfying liquidity needs in the current period. There was a decrease of $3.3 million in the average balance on securities exempt from federal tax, yet there was an increase of 3 basis points in yield as a result of purchasing securities with higher yields. Despite a decrease of $3.4 million in average balance, interest income on taxable securities increased $214,000 due to an increase of 63 basis points in yield from new purchases and from higher yields on the remaining securities in the portfolio. In addition, calls on discounted agency securities resulted in accelerated discount accretion recognition into income in the current period.

Interest expense increased $64,000, or 3.1%, to $2.1 million for the nine months ended September 30, 2016 compared to $2.0 million for the nine months ended September 30, 2015. Interest expense on other borrowed funds increased $165,000 due to an increase in long-term borrowings. This was primarily due to the Bank laddering $15.0 million in short-term borrowings in the first quarter of 2015 and $13.0 million in short-term borrowings in late 2015 into a series of long-term FHLB borrowings to mitigate the Company’s interest rate risk in the event of rising interest rates. Interest expense on deposits decreased $91,000 due to a decrease in average interest-bearing deposits of $12.2 million primarily due to time deposit and money market accounts rate shopping in the current low interest rate market. The average cost of interest-bearing deposits decreased 1 basis point, primarily related to the repricing of maturing certificates of deposit to lower rates. This decrease was partially offset by an increase of $26,000 for interest-bearing demand deposit interest expense. In addition, short-term borrowings decreased $11,000 in the current period due to the laddering of FHLB long-term borrowings.

Provision for Loan Losses.  The provision for loan losses was $1.6 million for the nine months ended September 30, 2016 compared to $975,000 provision for loan losses in the nine months ended September 30, 2015. Net charge-offs for the nine months ended September 30, 2016 were $624,000, which included $476,000 of charge-offs on automobile loans, compared to net charge-offs of $282,000 for the nine months ended September 30, 2015. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the additional current provision was necessary for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. This was due to an increase of $7.7 million in special mention loans year-to-date as compared to the prior year-to-date. Loan growth of $14.0 million in indirect auto loans and approximately a $228,000 increase in auto loan net charge-offs as compared to the prior year-to-date were the contributing factors in recording the additional provision.  In addition, as the acquired loan portfolio has loan payoffs, paydowns and the credit mark is being accreted; the need for additional provision is required based on our loan loss analysis. The current year-to-date provision for loan losses recorded for the acquired portfolio is $334,000 as compared to none for the prior year-to-date.

Noninterest Income.  Noninterest income remained constant at $5.5 million for the nine months ended September 30, 2016 and September 30, 2015. There was a $349,000 decrease in insurance commissions from Exchange Underwriters due to a decline in commercial commission and fee income and reduced contingency fees received in the current period. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Other commissions decreased $38,000 primarily due to the prior period recognition of a state mutual thrift tax refund from the merger. Service fees on deposit accounts decreased $23,000 primarily due to a decrease in check card fees from deposit accounts acquired in the merger recognized in the prior period. This was offset by an increase in the net gains on sales of residential mortgage loans of $311,000. The increase in gains was primarily due to an increase in the number of loans originated and subsequently sold to the FHLB as part of the MPF® programs. In addition, net gains on the sales of investments increased $80,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger. Other miscellaneous income increased $11,000 primarily due to an increase in the servicing income received from mortgage loans sold to the FHLB as part of the MPF® program, partially offset by an increase in amortization on mortgage servicing rights related to loans sold to the FHLB.

Noninterest Expense.  Noninterest expense increased $625,000, or 3.6%, to $17.8 million for the nine months ended September 30, 2016 compared to $17.1 million for the nine months ended September 30, 2015. Salaries and employee benefits increased $479,000, primarily due to additional employees, normal salary increases and employee stock options and restricted stock awards expense. Other noninterest expense increased $305,000 primarily due to an increase in various miscellaneous expenses, such as non-employee stock options and restricted stock awards, supplies, telephone, other losses attributable to debit card fraud losses and dues and subscriptions. Occupancy and equipment increased $130,000 and $102,000, respectively, primarily due accelerated depreciation taken on leasehold improvements in the Bank’s current operation center that will not transfer over to the new Operations Center currently under construction for the Bank. Other increases for occupancy were related to real estate taxes and property insurance mainly from the other real estate owned property reclassified into fixed assets in process during the first quarter. This property will undergo an extensive renovation and will subsequently be placed into Bank operations within our Southwestern Pennsylvania market. Equipment expense increases were mainly due to maintenance contracts from our core processing vendor and final copier/printer invoices from a discontinued contract. In addition, equipment depreciation increased due to fixed asset acquisitions placed into service, primarily for the Uniontown Business Center that was opened during the second quarter. PA shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $30,000 due to the net income impact on stockholders’ equity. Other real estate owned income was $531,000 in the current period compared to $210,000 in the prior period resulting in a decrease of $321,000 in expense. This change is primarily due to the $566,000 pre-tax gain recognized due to the foreclosure procedures on two commercial real estate loans that moved into other real estate owned properties in the first quarter of 2016. Advertising decreased $136,000 related to the termination of a cooperative marketing agreement at Exchange Underwriters, partially offset by advertising initiatives to promote the Bank.

Income Tax Expense.  Income taxes decreased $513,000 to $2.3 million for the nine months ended September 30, 2016 compared to $2.8 million for the nine months ended September 30, 2015. The effective tax rate for the nine months ended September 30, 2016 was 28.9% compared to 29.4% for the nine months ended September 30, 2015. The decrease in income taxes was due to a decrease of $1.6 million in pre-tax income. The decrease in the effective tax rate was related to the decrease in tax exempt income not being proportionate to the decline in pre-tax income  in the current period.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $2.9 million, or 0.3%, to $833.6 million at September 30, 2016 compared to $830.7 million at December 31, 2015.

Investment securities classified as available-for-sale increased $610,000, or 0.6%, to $96.5 million at September 30, 2016 compared to $95.9 million at December 31, 2015. This increase was primarily the result of new security purchases to replace calls and maturities of U.S. government agencies and obligations of states and political subdivisions. These security activities were mainly funded by calls, maturities and loan portfolio payoffs.

Loans, net, decreased $4.9 million, or 0.7%, to $671.9 million at September 30, 2016 compared to $676.9 million at December 31, 2015. This was primarily due to net paydowns of $11.4 million on construction loans and $3.8 million on residential mortgage loans, partially offset by increases of $8.9 million in consumer loans (mainly indirect auto loans) and $1.3 million in commercial real estate loans. The net loan payoffs were utilized to fund loan originations, deposit runoff and security purchases during the current period.

Premises and equipment, net, increased $2.8 million, or 27.6%, to $13.1 million at September 30, 2016 compared to $10.3 million at December 31, 2015. This was mainly due to an other real estate owned property being reclassified into fixed assets in process during the first quarter.

Liabilities.  Total liabilities decreased $308,000, or 0.04%, to $743.5 million at September 30, 2016 compared to $743.8 million at December 31, 2015.

Total deposits decreased $951,000, or 0.1%, to $678.3 million at September 30, 2016 compared to $679.3 million at December 31, 2015. There were decreases of $7.5 million in time deposits, $1.7 million in brokered deposits and $152,000 in NOW accounts, partially offset by increases of $6.1 million in money market accounts, $1.8 million in demand deposits and $422,000 in savings accounts. The decrease in deposit balances is partly attributable to maturing time deposits seeking a higher renewal rate outside of the Bank due to competition in the prevailing low interest rate environment and a decline in oil and gas industry-related deposits. Due to the low interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships. To stimulate deposit growth and keep maturing certificates from leaving the Bank, the Chairman’s Challenge promotional deposit program was started in the current period. In addition, school district and municipal deposits increased $9.5 million due to annual property taxes being remitted to the taxing authorities.

Short-term borrowings increased $1.2 million, or 3.6%, to $33.6 million at September 30, 2016 compared to $32.4 million at December 31, 2015. At September 30, 2016, short-term borrowings were comprised of $30.1 million of securities sold under agreements to repurchase compared to $23.1 million at December 31, 2015. The increase is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. In addition, other short-term borrowings decreased by $5.9 million, to $3.5 million at September 30, 2016 compared to $9.4 million at December 31, 2015. In the prior year, a portion of FHLB short-term borrowings were replaced with $28.0 million in long-term borrowings with laddered maturities designed to mitigate the Company’s interest rate risk in the event of rising interest rates. Funds generated from security maturities and calls and loans sales in the current period were utilized for loan funding and liquidity needs. As a result of prior year activity, the weighted average interest rate on long-term borrowings remained constant at 1.80%.

Stockholders’ Equity.  Stockholders’ equity increased $3.2 million, or 3.7%, to $90.1 million at September 30, 2016 compared to $86.9 million at December 31, 2015. During the period, net income was $5.6 million and the Company paid $2.7 million in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	September 30,	December 31,
Selected Financial Condition Data:	2016	2015
Total Assets	$833,553	$830,677
Cash and Cash Equivalents	14,944	11,340
Securities Available-for-Sale	96,473	95,863

Loans
Real Estate:
Residential	269,402	273,227
Commercial	204,302	203,020
Construction	9,851	21,213
Commercial and Industrial	77,372	77,147
Consumer	113,008	104,155
Other	5,459	4,592
Total Loans	679,394	683,354
Allowance for Loan Losses	7,466	6,490
Loans, Net	671,928	676,864

Premises and Equipment, Net	13,109	10,277
Goodwill and Core Deposit Intangible	8,905	9,306
Deposits	678,348	679,299
Borrowings	61,615	60,448
Stockholders' Equity	90,080	86,896

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Operations Data:	2016	2015	2016	2015
Interest and Dividend Income	$7,684	$7,946	$23,756	$24,060
Interest Expense	708	659	2,113	2,049
Net Interest Income	6,976	7,287	21,643	22,011
Provision for Loan Losses	450	300	1,600	975
Net Interest Income After Provision for Loan Losses	6,526	6,987	20,043	21,036
Noninterest Income:
Service Fees on Deposit Accounts	619	632	1,811	1,834
Insurance Commissions	676	772	2,291	2,640
Other Commissions	112	142	341	379
Net Gains on Sales of Loans	249	205	559	248
Net Gains on Sales of Investments	22	-	80	-
Income from Bank-Owned Life Insurance	123	119	362	354
Other	20	35	93	82
Total noninterest income	1,821	1,905	5,537	5,537

Noninterest Expense:
Salaries and Employee Benefits	3,291	3,131	9,945	9,466
Occupancy	544	428	1,456	1,326
Equipment	463	411	1,317	1,215
FDIC Assessment	112	120	353	373
PA Shares Tax	138	165	543	513
Contracted Services	155	156	444	440
Legal and Professional Fees	140	118	395	359
Advertising	189	233	543	679
Bankcard Processing Expense	125	116	359	343
Other Real Estate Owned Expense (Income)	4	32	(531)	(210)
Amortization of Core Deposit Intangible	134	134	401	401
Other	870	816	2,542	2,237
Total noninterest expense	6,165	5,860	17,767	17,142
Income Before Income Taxes	2,182	3,032	7,813	9,431
Income Taxes	607	904	2,255	2,768
Net Income	$1,575	$2,128	$5,558	$6,663

Dividends Per Share	$0.22	$0.21	$0.66	$0.63
Earnings Per Share - Basic	0.38	0.52	1.36	1.64
Earnings Per Share - Diluted	0.38	0.52	1.36	1.64

Weighted Average Shares Outstanding - Basic	4,081,017	4,071,462	4,081,017	4,071,462
Weighted Average Shares Outstanding - Diluted	4,087,337	4,071,462	4,084,730	4,071,462

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Financial Ratios(1):	2016	2015	2016	2015
Return on Average Assets	0.76%	1.02%	0.89%	1.06%
Return on Average Equity	6.94	9.84	8.33	10.54
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	136.26	134.74	135.37	134.03
Average Equity to Average Assets	10.92	10.37	10.71	10.05
Net Interest Rate Spread	3.54	3.71	3.67	3.71
Net Interest Margin	3.68	3.83	3.80	3.83
Net Charge-Offs to Average Loans	0.10	0.06	0.12	0.06
Efficiency Ratio	70.08	63.75	65.37	62.23

	(Unaudited)
	September 30,	December 31,
	2016	2015
Allowance For Loan Losses to Total Loans (2)	1.10%	0.95%
Allowance For Loan Losses to Nonperforming Loans (2)	102.11	60.69
Nonperforming Loans to Total Loans	1.08	1.56
Nonperforming Assets to Total Assets	0.94	1.32
Common Equity Tier 1 Capital (to Risk Weighted Assets) (3)	13.26	12.83
Tier 1 Capital (to Risk Weighted Assets) (3)	13.26	12.83
Total Capital (to Risk Weighted Assets) (3)	14.49	13.89
Tier 1 Leverage (to Adjusted Total Assets) (3)	9.87	9.60
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.52	13.11
Tier 1 Capital (to Risk Weighted Assets) (4)	13.52	13.11
Total Capital (to Risk Weighted Assets) (4)	14.74	14.17
Tier 1 Leverage (to Adjusted Total Assets) (4)	10.12	9.78
Book Value Per Share	$22.07	$21.29
Outstanding Shares	4,081,017	4,081,017

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Capital ratios are for Community Bank only.
(4) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, but include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and are expressed in annualized rates.

	(Dollars in thousands) (Unaudited)
	Three Months Ended September 30,
	2016			2015
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$671,346	$7,120	4.22%	$661,977	$7,418	4.45%
Investment Securities
Taxable	51,460	287	2.23	55,136	237	1.72
Exempt From Federal Tax	39,428	388	3.94	42,795	414	3.87
Other Interest-Earning Assets	9,296	43	1.84	11,744	41	1.39
Total Interest-Earning Assets	771,530	7,838	4.04	771,652	8,110	4.17
Noninterest-Earning Assets	54,484			55,394
Total Assets	$826,014			$827,046

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$112,679	49	0.17%	$103,917	41	0.16%
Savings	121,439	56	0.18	123,727	57	0.18
Money Market	138,033	87	0.25	146,702	87	0.24
Time Deposits	136,258	365	1.07	153,698	392	1.01
Total Interest-Bearing Deposits	508,409	557	0.44	528,044	577	0.43

Borrowings	57,791	151	1.04	44,647	82	0.73
Total Interest-Bearing Liabilities	566,200	708	0.50	572,691	659	0.46

Noninterest-Bearing Demand Deposits	165,422			163,182
Other Liabilities	4,199			5,415
Total Liabilities	735,821			741,288

Stockholders' Equity	90,193			85,758
Total Liabilities and
Stockholders' Equity	$826,014			$827,046

Net Interest Income		$7,130			$7,451

Net Interest Rate Spread (1)			3.54%			3.71%
Net Interest-Earning Assets (2)	$205,330			$198,961
Net Interest Margin (3)			3.68			3.83
Return on Average Assets			0.76			1.02
Return on Average Equity			6.94			9.84
Average Equity to Average Assets			10.92			10.37
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			136.26			134.74

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

	(Dollars in thousands) (Unaudited)
	Nine Months Ended September 30,
	2016			2015
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$673,451	$21,998	4.36%	$672,656	$22,335	4.44%
Investment Securities
Taxable	53,580	918	2.28	57,025	704	1.65
Exempt From Federal Tax	38,902	1,172	4.02	42,217	1,264	3.99
Other Interest-Earning Assets	11,533	138	1.60	13,216	252	2.55
Total Interest-Earning Assets	777,466	24,226	4.16	785,114	24,555	4.18
Noninterest-Earning Assets	53,806			55,774
Total Assets	$831,272			$840,888

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$114,959	147	0.17%	$101,673	121	0.16%
Savings	123,079	169	0.18	122,995	166	0.18
Money Market	142,820	268	0.25	154,441	268	0.23
Time Deposits	138,917	1,094	1.05	152,867	1,214	1.06
Total Interest-Bearing Deposits	519,775	1,678	0.43	531,976	1,769	0.44

Borrowings	54,533	435	1.07	53,789	280	0.70
Total Interest-Bearing Liabilities	574,308	2,113	0.49	585,765	2,049	0.47

Noninterest-Bearing Demand Deposits	163,815			164,663
Other Liabilities	4,086			5,972
Total Liabilities	742,209			756,400

Stockholders' Equity	89,063			84,488
Total Liabilities and
Stockholders' Equity	$831,272			$840,888

Net Interest Income		$22,113			$22,506

Net Interest Rate Spread (1)			3.67%			3.71%
Net Interest-Earning Assets (2)	$203,158			$199,349
Net Interest Margin (3)			3.80			3.83
Return on Average Assets			0.89			1.06
Return on Average Equity			8.33			10.54
Average Equity to Average Assets			10.71			10.05
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			135.37			134.03

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Barron P. McCune, Jr.
Vice Chairman, President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903